SIGNET BANKING CORPORATION AND SUBSIDIARIES


         EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                          (dollar amounts - except per share - in thousands)


                                                              Three Months                 Nine Months
                                                            Ended September 30          Ended September 30
                                                            1994         1993         1994           1993

Common and common equivalent:
  Average shares outstanding                            57,401,869    56,415,623    56,956,229    56,207,960
  Dilutive stock options-based on the treasury
    stock method using average market price                496,209       532,239       537,132       591,405
  Shares used                                           57,898,078    56,947,862    57,493,361    56,799,365

Net income applicable to Common Stock                   $    3,462    $   45,763    $  106,960    $  124,470
     Per share amount                                   $      .05    $      .80    $     1.86    $     2.19

Assuming full dilution:
  Average shares outstanding                            57,401,869    56,415,623    56,956,229    56,207,960
  Dilutive stock options-based on the treasury
    stock method using the period end market price,
       if higher than average market price                 496,209       594,465       547,627       655,580
Shares used                                             57,898,078    57,010,088    57,503,856    56,863,540

Net income applicable to Common Stock                   $    3,462    $   45,763    $  106,960    $  124,470

     Per share amount                                   $      .05    $      .80    $     1.86    $     2.19

    The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although both calculations are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%. The Registrant has elected to show fully diluted earnings per share in its financial statements.



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